EXHIBIT 99.1

[LOGO OF TRIMERIS, INC]                                                                                               [LOGO OF ROCHE]

Contact:	Heather Van Ness, Roche
Phone:	(973) 562-2203
E-mail:	heather.vanness@roche.com

Contact:	Robin Fastenau, Trimeris, Inc.
Phone:	(919) 419-6050
E-mail:	rfastenau@trimeris.com

Contact:	Mike Nelson, MS&L
E-mail:	mike.nelson@mslpr.com
Phone:	(212) 468-3674

Contact:	George Maquieira, MS&L
Phone:	(212) 468-3997
E-mail:	george.maquieira@mslpr.com

New Data Confirm Durable Benefit of FUZEON-Based Regimens Among

Treatment-Experienced HIV Patients, Including Those With Less Advanced and

Late Stage Disease

WARSAW, Poland (Oct 27, 2003) – When used in combination with other anti-HIV drugs, FUZEON® (enfuvirtide) provides a substantial virologic and immunologic benefit through 48 weeks in treatment-experienced patients living with less advanced HIV disease, according to new clinical data presented today at the 9th European AIDS Conference (EACS). This benefit also extended to patients who began therapy with a high viral load, had severely impaired immune status and used FUZEON with few or no fully active anti-HIV drugs. Co-developed by Roche and Trimeris (Nasdaq: TRMS), FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March and is the first and only approved fusion inhibitor for the treatment of HIV.

“Clearly, these 48 week data show that FUZEON-based therapy provides significant virologic and immunologic benefit across a broad range of treatment-experienced patients, and elevates the standard of care when forming the backbone of anti-HIV therapy in these patients,” said Mary O’Hearn, M.D., AIDS Specialist, Oregon Health and Sciences University, an investigator in the TORO 1 study. “These results indicate that physicians and patients should not hesitate to initiate FUZEON-based therapy in treatment-experienced patients or those with limited treatment options.”

The data presented today at EACS are new 48-week subgroup analyses of the TORO 1 and TORO 2 studies, two international clinical trials enrolling approximately 1,000 people living with advanced HIV. Patients with the most advanced disease (baseline viral load greater than 100,000 copies of HIV per mL of blood and immune CD4+ cell count less than 100 cells/mm3) were more than three times as likely to achieve undetectable levels of HIV (HIV-1 RNA <400 copies/mL) with a FUZEON-based anti-HIV drug regimen, versus patients receiving a regimen without FUZEON (15 percent vs. four percent, p< 0.05). Among these same patients, those taking a FUZEON-based regimen experienced twice the immune cell increase as patients receiving a drug regimen without FUZEON (mean CD4 immune cell increase of 84 cells/mm3 vs. 40 cells/mm3, respectively).

Furthermore, FUZEON-based regimens provided mean CD4 immune cell increases of 76, 97, and 139 cells/mm3 at 48 weeks among patients with 0-50, 50-100, and 100-200 CD4 immune cells/mm3 at baseline, respectively, compared to increases in the control arm of 34, 58 and 76 cells/mm3. All of these results were statistically significant (p<0.05).

Among patients with less advanced disease (less than 100,000 copies of HIV per mL of blood and immune cell count greater than 100 cells/mm3), a significantly greater proportion of those receiving FUZEON-based regimens achieved undetectable levels of HIV compared to those not receiving FUZEON (47 percent vs. 18 percent; p< 0.05). In this group, patients receiving a FUZEON-based regimen also experienced twice the CD4 immune cell increase from baseline compared to patients receiving a regimen without FUZEON (mean CD4 immune cell increase of 103 cells/mm3 vs. 51 cells/mm3, respectively).

Other posters presented today at the conference highlighted patient acceptance with self-injection of FUZEON over 48 weeks of treatment and the impact of FUZEON on health-related quality of life at 48 weeks.

For more information on FUZEON, patients and physicians can visit www.FUZEON.com or call 1-877-4FUZEON.

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Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March, and is also approved in the European Union, Switzerland and Canada. FUZEON leads the first class of anti-HIV drugs to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

FUZEON Indication and Safety

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Injection site reactions are the most common adverse events associated with FUZEON. Injection site reactions occurred in 98% of patients studied and 3% discontinued FUZEON due to injection site reactions. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone at 24 weeks. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity.

Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases.

An increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practicesafer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles.

Reimbursement and Supply Progress Increase Access to FUZEON in the U.S.

Since its approval, Roche and Trimeris have worked closely with both public programs and private insurers to secure reimbursement for patients who need FUZEON. FUZEON is now on the formularies of all state Medicaid programs, the Veterans’ Administration, and 30 AIDS Drug Assistance Programs (ADAPs), which represent over 80 percent of patients who receive their HIV drugs from an ADAP. ADAP programs currently covering FUZEON include:

• Alaska • Arizona • Arkansas • California • Connecticut • Delaware • Florida • Illinois • Iowa • Kansas	• Maine • Massachusetts • Michigan • Minnesota • Mississippi • Missouri • Montana • New Jersey • New York • North Carolina	• Oregon • Pennsylvania • Puerto Rico • Rhode Island • South Carolina • Tennessee • Utah • Virginia • Wisconsin • Washington, D.C.

Roche and Trimeris also offer a Reimbursement Assistance Program to support patients and physicians in the reimbursement process, and a Patient Assistance Program which provides FUZEON free of charge to patients who are uninsured, are U.S. residents and meet specific requirements.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and European Union, is the first in a class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,”“project,”“anticipate”, “intend,”“plan,”“believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.